Exhibit 99.1

NASDAQ: ASFI

FOR IMMEDIATE RELEASE

CONTACT:

Robert J. Michel, CFO

Asta Funding, Inc.

(201) 567-5648

Asta Funding, Inc. Announces Financial Results for Third Quarter and Nine Months of Fiscal 2014

• Announced Final Payment of the Remaining Amount of the Bank of Montreal Loan

• Recorded Forgiveness of Debt of Approximately $26.1 million in the Third Quarter

• Solid Growth in the Structured Settlement Unit, CBC Settlement Funding, LLC

• $96.2 Million Cash & Securities as of June 30, 2014

ENGLEWOOD CLIFFS, N.J., August 20, 2014 – Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a consumer receivable asset management and liquidation company, today announced results for the three months and nine months ended June 30, 2014.

The Company reported a net income of $5,464,000 for the three month period ended June 30, 2014, or $0.41 per diluted share, as compared to a net loss of $2,737,000 for the three months ended June 30, 2013, or $0.21 loss per diluted share. Total revenues for the three month period ended June 30, 2014 excluding the forgiveness of non-recourse debt and other income, were $9,837,000, a decrease of 20.0%, as compared to $12,290,000 for the three month period ended June 30, 2013. Included in total income of $36,274,000 for the three months ended June 30, 2014 is $26,101,000 of forgiveness of debt. The Company made the final payment of the remaining amount of the non-recourse debt due to the Bank of Montreal in June 2014, based on the Settlement Agreement signed in August 2013, which yielded this forgiveness of debt income. Also, included in revenues for the third quarter of fiscal year 2014 is $1,406,000 from structured settlements from the CBC Settlement Funding, LLC (“CBC”) with no comparative data in the third quarter of fiscal year 2013, as the acquisition of CBC was completed on December 31, 2013. On a pro-forma basis, CBC has more than doubled its Total Receivables Balance purchased in the six month period ended June 30, 2014 and the transaction volume has increased over 19% from the prior year six month period. Revenue from personal injury claims were $1,779,000 in the third quarter of fiscal year 2014 as compared to $2,287,000 in the third quarter in fiscal year 2013, as there was an increase in reserves during the current quarter. Year on year revenues have increased over 16% in the personal injury unit.

Net income for the nine months ended June 30, 2014 was $9,295,000, or $0.70 per diluted share, as compared to net income of $733,000, or $0.06 per diluted share, for the nine months ended June 30, 2013. Revenues for the nine months ended June 30, 2014, excluding the forgiveness of non-recourse debt and other income, were $29,221,000, a decrease of $2.5 million or 7.8% below the $31,677,000 reported for the nine month period ended June 30, 2013. Included in total income of $56,692,000 is the forgiveness of debt of $26,101,000. Revenues reported from CBC were $2,941,000 in the six month period ended June 30, 2014, the period in which CBC was included in the Company’s year to date results. Revenues from personal injury claims were $5,724,000 in the nine month period ended June 30, 2014 as compared to $4,921,000 in the nine month period end June 30, 2013, a 16.3% increase over the prior year.

Net cash collections of consumer receivables acquired for liquidation, including cash collections represented by account sales, were $10,041,000 for the third quarter of fiscal year 2014, as compared to $15,425,000 in the third quarter of the prior year. Included in the third quarter of fiscal year 2013 is $2,007,000 from net cash collections represented by account sales. Net cash collections represented by account sales are not material in the current fiscal year third quarter period. Net cash collections of consumer receivables acquired for liquidation, including cash collections represented by account sales, were $30,743,000 for the nine months ended June 30, 2014, compared to $42,038,000 in the nine month period ended June 30, 2013. Net cash collections on the Great Seneca portfolio were $2,781,000 in the third quarter of fiscal year 2014, as compared to $3,348,000 in the third quarter of fiscal year 2013. Net collections on Great Seneca were $7,749,000 during the nine months ended June 30, 2014 as compared to $8,989,000 for the nine months ended June 30, 2013.

Income from fully amortized portfolios (zero basis revenue) was $6,532,000 for the three month period ended June 30, 2014; a decrease from the $9,749,000 reported for the three month period ended June 30, 2013. Income from fully amortized portfolios was $20,195,000 for the nine month period ended June 30, 2014, as compared to $25,824,000 for the nine month period ended June 30, 2013.

General and administrative expenses were $7,012,000 for the three month period ended June 30, 2014, as compared to $6,545,000 for the three month period ended June 30, 2013. The increase reflects the inclusion of CBC and GAR National Disability Advocates, LLC (“GAR National Disability), as there is no comparable data included in the three month prior year period. General and administrative expenses were $20,517,000 for the nine month period ended June 30, 2014 as compared to $17,926,000 for the nine month period ended June 30, 2013. General and administrative expenses were higher during the current year nine month period as compared to fiscal year 2013, primarily due to the inclusion of CBC and GAR National Disability in the current nine month period.

Interest expense was $413,000 for the three month period ended June 30, 2014 as compared to $518,000 for the three month period ended June 30, 2013. Interest expense was $820,000 for the nine month period ended June 30, 2014 as compared to $1,621,000 for the same period of the prior fiscal year. The decrease was primarily due to lower Bank of Montreal (“BMO”) interest, pay down of the BMO non-recourse debt, partially offset by the inclusion of CBC interest on its debt in the current nine month period.

The Company recorded $19.9 million in impairments during the three and nine month periods ended June 30, 2014 as compared to $10.1 million recorded in the three month period ended June 30, 2013 and $12.4 million recorded in the nine month period ended June 30, 2013. Included in the three month period ended June 30, 2014 is a $14.2 million impairment recorded on the Great Seneca Portfolio compared to a $10.1 million impairment recorded during the three month period ended June 30, 2013. The carrying value of the Great Seneca portfolio at June 30, 2014 was $21,601,000, as compared to $46,294,000 at June 30, 2013.

The Company, through a wholly owned subsidiary, made the final payment of the remaining amount on the non-recourse debt on June 3, 2014, paying off the balance at that time. The balance of the non-recourse debt to BMO was $54,250,000 at June 30, 2013. The debt balance of the CBC unit was $27,434,000 at June 30, 2014.

On June 3, 2014, Palisades Acquisition XVI, LLC (“Palisades XVI”), a wholly owned subsidiary of the Company, completed payment of the $15 million “Remaining Amount” identified in the August 2013 Settlement Agreement. This payment released Palisades XVI and affiliates from future liabilities with respect to the Receivables Financing Agreement, originally structured in March 2007. As the final payment included a $1.9 million voluntary contribution from the Company, Palisades XVI is now entitled to collect the next $16.9 million before BMO is entitled to 30% of the collections on the Great Seneca portfolio.

Gary Stern, President and CEO of the Company, commented “We are pleased with the activities that have occurred during the third quarter of fiscal year 2014. Although the Great Seneca portfolio has had its challenges over the years, we are very satisfied with finalizing the agreement reached with the Bank of Montreal during the third quarter of fiscal year 2014. We appreciate the efforts of the Bank of Montreal. With the elimination of the non-recourse debt, it greatly increases our flexibility moving forward. Mr. Stern continued, “We are very excited about the progress of our structured settlement unit, CBC Settlement Funding, LLC. CBC contributed almost $3 million in revenue during the period ended June 30, 2014 and on a pro-forma basis, CBC has grown its book of business significantly from the prior year. We look forward to the continued growth and success of CBC. Also, GAR National Disability Advocates is in position to grow over the next year. Revenues are not material at this time, but we are looking forward to continued success in building the business. In addition, we continue to seek additional investments in, or acquisitions of, companies in the financial services industry.”

A conference call to discuss the results of the third quarter and first nine months of fiscal year 2014 will be held on August 20, 2014 at 4:00PM EDT.

Toll-free dial in number (US and Canada):

(800) 668-4132

International dial-in number:

(224) 357-2196

Conference ID: 89613216

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, potential regulation or limitation of interest rates and other fees advanced by Pegasus under federal and/or state regulation, a change in statutory or case law which limits or restricts the ability of Pegasus to charge or collect fees and interest at anticipated levels, plaintiff’s being unsuccessful in whole or in part in the litigation upon which our funds are provided, the continued services of the senior management of Pegasus to source and analyze cases in accordance with the underwriting guidelines of Pegasus, and such other factors that may be identified from time to time in our Securities and Exchange Commission (“SEC”) filings and other public announcements including those set forth under the caption “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended September 30, 2013. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Except as required by law, we assume no duty to update or revise our forward-looking statements.

- Financial Tables Follow

ASTA FUNDING, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Nine Months Ended June 30, 2014	Nine Months Ended June 30, 2013
Revenues:
Finance income on consumer receivables, net	$6,652,000	$10,003,000	$20,556,000	$26,756,000
Personal injury claims income	1,779,000	2,287,000	5,724,000	4,921,000
Unrealized gain on structured settlements	620,000	—	1,440,000	—
Interest income on structured settlements	786,000	—	1,501,000	—

Total revenues	9,837,000	12,290,000	29,221,000	31,677,000
Forgiveness of non-recourse debt	26,101,000	—	26,101,000	—
Other income (includes ($116,000) and $17,000 during the three month periods ended June 30, 2014 and 2013, and ($141,000) and $192,000 during the nine month periods ended June 30, 2014 and 2013, respectively, of accumulated other comprehensive income reclassification for unrealized net (losses) / gains on available for sale securities)	336,000	378,000	1,370,000	1,628,000

	36,274,000	12,668,000	56,692,000	33,305,000

Expenses:
General and administrative	7,012,000	6,545,000	20,517,000	17,926,000
Interest	413,000	518,000	820,000	1,621,000
Impairments of consumer receivables acquired for liquidation	19,901,000	10,148,000	19,901,000	12,351,000

	27,326,000	17,211,000	41,238,000	31,898,000

Income (loss) before income tax expense (benefit)	8,948,000	(4,543,000)	15,454,000	1,407,000

Income tax expense (benefit) (includes tax (benefit) expense of ($47,000) and $5,000 during the three month periods ended June 30, 2014 and 2013, and ($57,000) and $76,000 during the nine month periods ended June 30, 2014 and 2013, respectively, of accumulated other comprehensive income reclassifications for unrealized net (losses) gains on available for sale securities)	3,464,000	(1,859,000)	5,676,000	498,000

Net income (loss)	5,484,000	(2,684,000)	9,778,000	909,000

Less: net income attributable to non-controlling interest	20,000	53,000	483,000	176,000

Net income (loss) attributable to Asta Funding, Inc.	$5,464,000	$(2,737,000)	$9,295,000	$733,000

Net income (loss) per share attributable to Asta Funding, Inc.:

Basic	$0.42	$(0.21)	$0.72	$0.06
Diluted	$0.41	$(0.21)	$0.70	$0.06

Weighted average number of common shares outstanding:
Basic	12,984,882	12,954,455	12,979,472	12,946,521

Diluted	13,214,703	12,954,455	13,208,015	13,217,656

ASTA FUNDING, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2014	September 30, 2013

ASSETS
Cash and cash equivalents	$26,017,000	$35,179,000
Available for sale investments	70,205,000	58,035,000
Restricted cash	—	968,000
Consumer receivables acquired for liquidation (at net realizable value)	31,514,000	57,900,000
Structured settlements	35,892,000	—
Investment in personal injury claims	31,733,000	35,758,000
Due from third party collection agencies and attorneys	1,138,000	1,169,000
Prepaid and income taxes receivable	—	1,496,000
Furniture and equipment, net	656,000	1,106,000
Deferred income taxes	8,894,000	10,443,000
Goodwill	2,770,000	1,410,000
Other assets	4,990,000	4,383,000

Total assets	$213,809,000	$207,847,000

LIABILITIES
Non-recourse debt – Bank of Montreal	$—	$35,760,000
Other debt – CBC (including non-recourse notes payable amounting to $13.0 million at June 30, 2014)	27,434,000	—
Other liabilities	2,723,000	2,486,000
Income taxes payable	3,084,000	—

Total liabilities	33,241,000	38,246,000

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 30,000,000 shares; issued — 12,985,739 at June 30, 2014 and 14,917,977 at September 30, 2013; and outstanding 12,985,739 at June 30, 2014 and 12,974,239 at September 30, 2013	130,000	149,000
Additional paid-in capital	62,648,000	79,104,000
Retained earnings	118,306,000	109,011,000
Accumulated other comprehensive income (loss)	22,000	(674,000)
Treasury stock (at cost), 0 shares at June 30, 2014 and 1,943,738 shares at September 30, 2013	—	(17,805,000)
Non-controlling interest	(538,000)	(184,000)

Total stockholders’ equity	180,568,000	169,601,000

Total liabilities and stockholders’ equity	$213,809,000	$207,847,000